EXHIBIT 5.1

Direct Dial: 212-407-4935
e-mail: fstoller@loeb.com

February 5, 2004

Titan Pharmaceuticals, Inc. 400 Oyster Point Boulevard South San Francisco, CA

Re:	Registration Statement on Form S-3

Gentlemen:

       We have acted as counsel to Titan Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the "shelf" registration of the Company's (i) common stock, par value $.001 per share (the "Common Stock"), and (ii) preferred stock, par value $.001 per share (the "Preferred Stock") up to an aggregate initial offering price of $50,000,000.

       In this connection, we have reviewed (a) the Registration Statement; (b) the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's Bylaws (the "Bylaws"); and (c) certain records of the Company's corporate proceedings as reflected in its minute books. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock and/or Preferred Stock is authorized and reserved and available for issuance. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (the "DGCL").

       Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, it is our opinion that:

1.

With respect to the Common Stock, (i) when specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Votes"), (ii) when an appropriate prospectus supplement with respect to the shares of Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the shares of Common Stock are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Common Stock have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the DGCL or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Common Stock has been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Authorizing Votes and in the Registration Statement and such consideration per share is not less than the par value per share of the Common Stock, the Common Stock will be legally issued, fully paid and non-assessable.

2.

With respect to the Preferred Stock, (i) when specifically authorized for issuance by the Authorizing Votes, (ii) when an appropriate prospectus supplement with respect to the shares of Preferred Stock has been prepared, delivered and filed in compliance with the Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the shares of Preferred Stock are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Preferred Stock have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the DGCL or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Preferred Stock has been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Authorizing Votes and in the Registration Statement and such consideration per share is not less than the par value per share of the Preferred Stock, the Preferred Stock will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
LOEB & LOEB LLP